Exhibit 99.1

Hawthorn Bancshares Reports Results for Second Quarter 2020

Second Quarter 2020 Results

●	Net income of $3.3 million, $0.51 per diluted share
●	Net interest margin, fully taxable equivalent ("FTE") of 3.46%
●	Return on average assets and equity of 0.81% and 11.12%, respectively
●	Loans increased $100 million, or 8.5%, compared to linked quarter
●	Deposits increased $148 million, or 12.6%, compared to linked quarter

Jefferson City, MO — July 30, 2020 — Hawthorn Bancshares Inc. (NASDAQ: HWBK), (the “Company” or “HWBK”) reported net income of $3.3 million for the second quarter an increase of $2.4 million compared to the linked first quarter (“linked quarter”) and a decrease of $0.2 million from the prior year quarter. Earnings per diluted share (“EPS”) was $0.51 for the second quarter 2020 compared to $0.13 and $0.54 for the linked quarter and prior year quarter, respectively. Net income and EPS in the current quarter increased from the linked quarter due to higher net interest income in the current quarter, in addition to a decrease in provision for credit losses compared to the linked quarter, described in more detail below.

Chairman David T. Turner commented, “The COVID-19 pandemic has turned out to be a more pervasive and catastrophic situation than anyone anticipated. Our bankers have worked tirelessly assisting our customers and small business owners in the communities we serve to cope with this reality, and to speed recovery.

We provided uninterrupted services through our banking centers (sometimes requiring appointment), online and mobile banking, our network of ATMs/ITMs, and our customer service center. We enabled over $87 million of lending with the origination of approximately 1,200 SBA-approved loans to small business owners through the SBA Paycheck Protection Program. Temporary fee waivers on deposit account service charges is another way we have responded to the financial hardships our customers have experienced. We also provided loan repayment modifications on over 560 loans, including temporary interest only payment arrangements and payment forbearance accommodations. (See Loan Portfolio Granularity table below for more details.)”

Turner continued, “Despite these challenges, we continued to deliver strong operating results in the second quarter. Non-GAAP net income, which excludes an additional $0.5 million after tax loan loss provision attributed to COVID-19 for the current quarter, was $3.8 million, or 16.0% ahead of the linked quarter, and 6.7% ahead of the prior year quarter. Net interest income was $13.3 million, or 6.5% ahead of the linked quarter, and 9.7% ahead of the prior year quarter. Loans held for investment have grown $100 million as compared to the linked quarter, and have increased by $124 million from the prior year quarter. The recent loan growth was fueled in large part due to the aforementioned SBA Paycheck Protection Program.

I am particularly proud of how our bankers have responded over the past 120+ days. All of this was accomplished through the tremendous dedication, commitment, and tenacious efforts of our bankers, delivering the type of service our customers should expect. We are by no means past this pandemic, but we are very well positioned from an operational, financial, and capital perspective to continue delivering the types of services our customers and small business owners need in these unprecedented times.”

Highlights

●	Earnings – Net income in the second quarter 2020 was $3.3 million and EPS was $0.51. Pre-tax pre-provision income (“PTPP”) of $4.9 million in the second quarter increased $0.6 million or 14%, and $0.3 million or 7% from the linked quarter and second quarter 2019, respectively.
●	Net interest income and net interest margin – Net interest income of $13.3 million for the second quarter 2020, increased $0.8 million and $1.2 million from the linked quarter and second quarter 2019, respectively.
●	Loans – Loans held for investment grew $100 million, or 8.5% to $1.3 billion as of June 30, 2020 as compared to the linked quarter. Year-over-year, loans grew $124 million, or 10.7%, from $1.1 billion as of June 30, 2019. Growth in loans in the second quarter was primarily due to an increase in commercial loans for customers who participated in the SBA Paycheck Protection Program (“PPP”).
●	Asset quality – Non-performing loans totaled $8.9 million at June 30, 2020, an increase of $0.8 million from $8.1 million at the end of the linked quarter, primarily due to two loans reclassified to nonaccrual status. The allowance for loan losses to total loans was 1.30% at June 30, 2020, a reduction from 1.33% at March 31, 2020 and increased from 1.03% at June 30, 2019.
●	Deposits – Total deposits grew $148 million, or 12.6% to $1.3 billion as of June 30, 2020 as compared to the linked quarter. Year-over-year, deposits grew $142 million, or 11.9%. Growth in deposits in the second quarter was positively impacted by customers who deposited PPP loan proceeds into demand deposit accounts, in addition to an increase in total interest bearing deposits.
●	Capital – Total shareholder’s equity was $120 million and the tangible common equity to tangible assets ratio was 7.13 at June 30, 2020. Regulatory capital ratios remain “well-capitalized”, with tier 1 leverage ratio of 9.82% and a total risk-based capital ratio of 14.64%.

In the second quarter of 2020, the Company’s Board of Directors temporarily suspended the share repurchase program previously authorized in 2019 for the purchase of up to $5.0 million of shares. At the end of the second quarter, $4.2 million dollars remained for share repurchase pursuant to that authorization.

The Company’s Board of Directors approved a quarterly cash dividend of $0.12 per common share and a common stock dividend of 4.0%, each payable July 1, 2020 to shareholders of record at the close of business on June 15, 2020.

Net Interest Income and Net Interest Margin

Net interest income for the second quarter increased $0.8 million to $13.3 million from $12.5 million in the linked quarter, and increased $1.2 million from the prior year quarter. The increase in the linked quarter and prior year quarter was primarily due to a decrease in the cost of deposits. Included in net interest income in the second quarter was $0.4 million of loan fees related to the PPP. Net interest margin, on a tax equivalent basis, was 3.46% for the second quarter, a decrease from 3.55% in the linked quarter, and 3.50% in the second quarter of 2019.

Loans

Loans held for investment totaled $1.3 billion at June 30, 2020, increasing $100 million or 8.5% and $124 million or 10.7% from the linked quarter and prior year quarter, respectively. Non-performing loans to total loans was 0.70% at June 30, 2020, and 0.68% and 0.50% at the end of the linked quarter and prior year quarter, respectively.

The yield earned on average loans held for investment was 4.68% for the second quarter, compared to 5.01% for the linked quarter and 5.14% for the prior year quarter.

In April 2020, the Company began offering loans through the PPP which was part of the CARES Act passed by Congress. At June 30, 2020, approximately 1,200 loans had been provided to small business customers totaling $87.0 million, for an average of $72,500 per loan.

As provided for by the CARES Act, the Company offered three-month payment modifications to borrowers. At June 30, 2020, 568 loans totaling $286.8 million or 22.4% of total loans had entered into some form of a modification. These loan modifications include $177.2, or 61.8%, on interest only, and $109.6 million, or 38.2%, on full deferral. (See table below titled Loan Portfolio Granularity – Loan Modifications under the CARES Act by NAICS Code.)

Additionally, some borrowers have requested an additional three-month payment modification. This includes forty loans totaling $58.3 million, or 20.3% of the previously modified loans. These loan modifications include $22.6 million on interest only and $35.8 million on full deferral (See table below titled Loan Portfolio Granularity – Loan Modifications under the CARES Act for Six Months by NAICS Code.)

Asset Quality

Non-performing loans totaled $8.9 million at June 30, 2020, an increase of $0.8 million from $8.1 million at the end of the linked quarter, primarily due to two loans reclassified to nonaccrual status. In the second quarter 2020, the Company had net loan recoveries of $29,000 compared to net loan charge-offs of $84,000 or 0.01% of average loans in the linked quarter and $212,000, or 0.02% of average loans in the prior year quarter.

The Company recorded a provision for credit losses of $0.9 million for the second quarter 2020 compared to $3.3 million for the linked quarter and $0.3 million for the second quarter 2019. The increase in the allowance for loan losses in the current quarter and linked quarter compared to the prior year quarter is primarily due to the additional loan loss provision of $0.6 million and $3.6 million, respectively, for the COVID-19 pandemic as previously described above.

The allowance for loan losses at June 30, 2020, was $16.6 million, or 1.30% of outstanding loans, and 186.6% of non-performing loans. At March 31, 2020, the allowance for loan losses was $15.7 million, or 1.33% of outstanding loans, and 194.7% of non-performing loans. At June 30, 2019, the allowance for loan losses was $11.9 million or 1.03% of outstanding loans, and 203.5% of non-performing loans. The allowance for loan losses represents management’s best estimate of probable losses inherent in the loan portfolio and is commensurate with risks in the loan portfolio as of June 30, 2020.

Deposits

Deposits totaled $1.3 billion at June 30, 2020, increasing $148 million or 12.6% and $142 million or 11.9% from the end of the linked quarter and prior year quarter, respectively. Growth in deposits in the second quarter was positively impacted by customers who deposited PPP loan proceeds into demand deposit accounts, in addition to an increase in total interest bearing deposits.

Noninterest Income

Total noninterest income for the second quarter 2020 was $2.6 million, an increase of $0.4 million compared to the linked quarter, and an increase of $0.5 million compared to the second quarter 2019. The increase in noninterest income for the current quarter as compared to the linked and prior year quarters is primarily due to increased sales of real estate mortgage loans, which increased income by $0.5 million and $0.7 million, respectively. Offsetting some of the growth in noninterest income in the second quarter due to sales of mortgage loans is a reduction in service charge fee income driven by COVID-19 related fee waivers of approximately $0.2 million.

Noninterest Expense

Total noninterest expense for the second quarter 2020 was $11.0 million, an increase of $0.6 million compared to the linked quarter, and an increase of $1.4 million compared to the second quarter 2019. The increase in noninterest expense in the current quarter as compared to the linked and prior year quarters is primarily due to the increased costs of salaries and benefits, resulting from hiring additional personnel for the mortgage lending group. The mortgage lending group began its formation in late 2019, and grew significantly in terms of resources and production capacity with the addition of 24 full-time equivalent (“FTE”) personnel primarily during the first quarter of 2020, resulting in 35 FTEs at June 30, 2020.

The Company’s efficiency ratio was 69.16% for the second quarter compared to 70.72% and 67.73% for the linked quarter and prior year quarter, respectively.

Capital

The Company maintains its “well capitalized” regulatory capital position. At the end of the second quarter, the capital ratios were as follows: total risk-based capital to risk-weighted assets 14.64%, tier 1 capital to risk-weighted assets 12.76%; tier 1 leverage 9.82% and tangible common equity to tangible assets 7.13%.

[Tables follow]

FINANCIAL SUMMARY

(unaudited)

$000, except per share data

	Three Months Ended
	June 30,	March 31,	June 30,
Statement of income information:	2020	2020	2019
Total interest income	$15,721	$15,808	$16,184
Total interest expense	2,382	3,282	4,027
Net interest income	13,339	12,526	12,157
Provision for loan losses	900	3,300	250
Noninterest income	2,633	2,248	2,121
Investment securities gains (losses), net	7	(1)	—
Noninterest expense	11,047	10,448	9,671
Pre-tax income	4,032	1,025	4,357
Income taxes	750	157	837
Net income	$3,282	$868	$3,520
Earnings per share:
Basic:	$0.51	$0.13	$0.54
Diluted:	$0.51	$0.13	$0.54

	For the Six Months Ended
	June 30,
Statement of income information:	2020	2019
Total interest income	$31,529	$32,099
Total interest expense	5,664	8,313
Net interest income	25,865	23,786
Provision for loan losses	4,200	400
Noninterest income	4,881	4,212
Investment securities gains, net	6	1
Gain on sale of branch, net	—	2,074
Noninterest expense	21,495	19,559
Pre-tax income	5,057	10,114
Income taxes	907	1,928
Net income	$4,150	$8,186
Earnings per share:
Basic:	$0.64	$1.25
Diluted:	$0.64	$1.25

FINANCIAL SUMMARY (continued)

(unaudited)

$000, except per share data

	June 30,	March 31,	June 30,	December 31,
Key financial ratios:	2020	2020	2019	2019
Return on average assets (YTD)	0.53%	0.23%	1.09%	1.09%
Return on average common equity (YTD)	7.06%	2.96%	15.74%	14.77%

	June 30,	March 31,	June 30,	December 31,
	2020	2020	2019	2019
Allowance for loan losses to total loans	1.30%	1.33%	1.03%	1.07%
Non-performing loans to total loans (a)	0.70%	0.68%	0.50%	0.43%
Non-performing assets to loans (a)	1.67%	1.76%	1.64%	1.53%
Non-performing assets to assets (a)	1.27%	1.36%	1.29%	1.20%
Performing TDRs to loans (a)	0.20%	0.21%	0.25%	0.22%
Allowance for loan losses to
non-performing to loans (a)	186.62%	194.68%	203.48%	246.09%

(a) Non-performing loans include loans 90 days past due and accruing and nonaccrual loans.

	June 30,	March 31,	June 30,	December 31,
Balance sheet information:	2020	2020	2019	2019
Total assets	$1,683,736	$1,526,498	$1,470,914	$1,492,962
Loans held for investment	1,280,615	1,180,522	1,156,822	1,168,797
Allowance for loan losses	(16,622)	(15,693)	(11,883)	(12,477)
Loans held for sale	9,041	4,286	121	428
Investment securities	199,012	205,345	218,514	180,901
Deposits	1,327,633	1,179,571	1,186,109	1,186,521
Total stockholders’ equity	120,031	116,670	109,380	115,038

Book value per share	$18.47	$17.92	$16.76	$17.63
Market price per share	$19.69	$17.64	$25.77	$24.52
Net interest spread (FTE) (YTD)	3.26%	3.28%	3.07%	3.20%
Net interest margin (FTE) (YTD)	3.51%	3.55%	3.39%	3.51%
Net interest spread (FTE) (QTR)	3.25%	3.28%	3.18%	3.33%
Net interest margin (FTE) (QTR)	3.46%	3.55%	3.50%	3.63%
Efficiency ratio (YTD)	69.91%	70.72%	69.86%	67.15%
Efficiency ratio (QTR)	69.16%	70.72%	67.73%	64.35%

Use of Non-GAAP Measures

Several financial measures in this press release are non-GAAP, meaning they are not presented in accordance with generally accepted accounting principles (GAAP) in the U.S. The non-GAAP items presented in this press release are non-GAAP net income, non-GAAP basic earnings per share, non-GAAP diluted earnings per share, non-GAAP return on average assets and non-GAAP return on average common equity. These measures include the adjustments to exclude the additional loan loss provision recorded in the three and six months ended June 30, 2020 caused by the impact on current economic conditions due to the COVID-19 pandemic and the impact of the gain on the sale of our Branson branch that closed during the quarter ended March 31, 2019. These are non-recurring and not considered indicative of underlying earnings performance. The Company believes that the exclusion of these items provides a useful basis for evaluating the

Company's underlying performance, but should not be considered in isolation and is not in accordance with, or a substitute for, evaluating performance utilizing GAAP financial information. The Company uses non-GAAP measures to analyze its financial performance and to make financial comparisons to prior periods presented on a similar basis. The Company believes that providing such adjusted results allows investors to better understand the Company's comparative operating performance for the periods presented. Non-GAAP measures are not formally defined by GAAP or codified in the federal banking regulations, and other entities may use calculation methods that differ from those used by the Company. The Company has reconciled each of these measures to a comparable GAAP measure below:

NON-GAAP FINANCIAL MEASURES

(unaudited)

$000, except per share data

	Three Months Ended
	June 30,	March 31,	June 30,
Statement of income information:	2020	2020	2019
Net income – GAAP	$3,282	$868	$3,520
Effect of ALL provision COVID-19 (a)	474	2,370	—
Effect of net gain on branch sale (b)	—	—	—
Net income - non-GAAP	$3,756	$3,238	$3,520
Earnings per share:
Basic – GAAP	$0.51	$0.13	$0.54
Effect of ALL provision COVID-19 (a)	0.07	0.36	—
Basic - non-GAAP	$0.58	$0.49	$0.54
Diluted – GAAP	$0.51	$0.13	$0.54
Effect of ALL provision COVID-19 (a)	0.07	0.36	—
Diluted - non-GAAP	$0.58	$0.49	$0.54

	For the Six Months Ended
	June 30,
Statement of income information:	2020	2019
Net income - GAAP	$4,150	$8,186
Effect of ALL provision COVID-19 (a)	2,844	—
Effect of net gain on branch sale (b)	—	(1,638)
Net income - non-GAAP	$6,994	$6,548
Earnings per share:
Basic – GAAP	$0.64	$1.25
Effect of ALL provision COVID-19 (a)	0.44	—
Effect of net gain on branch sale (b)	—	(0.25)
Basic - non-GAAP	$1.08	$1.00
Diluted – GAAP	$0.64	$1.25
Effect of ALL provision COVID-19 (a)	0.44	—
Effect of net gain on branch sale (b)	—	(0.25)
Diluted - non-GAAP	$1.08	$1.00

(a)	An additional $0.6 million and $3.6 million ALL provision (pre-tax) was recorded during the three and six months ended June 30, 2020, respectively, due to current economic conditions resulting from the COVID-19 pandemic.
(b)	The pre-tax gain on the sale of the Branson Branch was $2.1 million and $1.6 million after tax for the six months ended June 30, 2019.

NON-GAAP FINANCIAL MEASURES (continued)

(unaudited)

$000, except per share data

	June 30,	March 31,	June 30,	December 31,
Key financial ratios:	2020	2020	2019	2019
Return on average assets (YTD) – GAAP	0.53%	0.23%	1.09%	1.09%
Effect of ALL provision COVID-19 (a)	0.36	0.63	—	—
Effect of net gain on branch sale (b)	—	—	(0.22)	(0.12)
Return on average assets (YTD) - non-GAAP	0.89%	0.86%	0.87%	0.97%
Return on average common equity (YTD) – GAAP	7.06%	2.96%	15.74%	14.77%
Effect of ALL provision COVID-19 (a)	4.84	8.08	—	—
Effect of net gain on branch sale (b)	—	—	(3.15)	(1.58)
Return on average common equity (YTD) - non-GAAP	11.90%	11.04%	12.59%	13.19%

(a)	An additional $0.6 million and $3.6 million ALL provision (pre-tax) was recorded during the three and six months ended June 30, 2020, respectively, due to current economic conditions resulting from the COVID-19 pandemic.
(b)	The pre-tax gain on the sale of the Branson Branch was $2.1 million and $1.6 million after tax for the six months ended June 30, 2019, and $2.2 million and $1.7 million after tax for the year ended December 31, 2019.

LOAN PORTFOLIO GRANULARITY

(unaudited)

	Loan Modifications under the CARES Act by NAICS Code
Industry Category	Interest Only	% Loans	Full Deferral	% Loans	Totals
(in thousands)
Real Estate and Rental and Leasing	$123,792	43.2%	$34,534	12.0%	$158,326
Accommodations and Food Services	9,936	3.5	44,467	15.5	54,403
Construction	8,758	3.1	8,424	2.9	17,182
Manufacturing	8,002	2.8	1,089	0.4	9,091
Other Services	6,141	2.1	1,820	0.6	7,961
Cinemas	1,061	0.4	6,191	2.2	7,252
Health Care and Social Assistance	6,367	2.2	1,193	0.4	7,560
Retail Trade	4,338	1.5	846	0.3	5,184
Arts, Entertainment, Recreation	1,235	0.4	3,209	1.1	4,444
Non-NAICS (Consumer)	292	0.1	4,115	1.4	4,407
Other	7,299	2.5	3,701	1.3	11,000
Total modifications	$177,221	61.8%	$109,589	38.2%	$286,810

Total loans held for investment					$1,280,615
Percent of portfolio					22.4%

	Loan Modifications under the CARES Act for Six Months by NAICS Code
Industry Category	Interest Only	% Loans	Full Deferral	% Loans	Totals
(in thousands)
Real Estate and Rental and Leasing	$14,700	25.2%	$5,790	9.9%	$20,490
Accommodations and Food Services	7,059	12.1	22,469	38.5	29,528
Construction	505	0.9	720	1.2	1,225
Cinemas	-	—	6,191	10.6	6,191
Retail Trade	-	—	119	0.2	119
Arts, Entertainment, Recreation	65	0.1	—		65
Non-NAICS (Consumer)	-	—	142	0.3	142
Other	253	0.4	320	0.6	573
Total modifications	$22,582	38.7%	$35,751	61.3%	$58,333

Total loans held for investment					$1,280,615
Total CARES Act modifications					$286,810
Percent of portfolio					4.6%
Percent of modifications					20.3%

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in the Missouri communities of Lee's Summit, Liberty, St. Louis, Springfield, Independence, Columbia, Clinton, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert.

Contact:

Hawthorn Bancshares Inc.
Stephen E. Guthrie,

Chief Financial Officer

TEL: 573.761.6100
Fax: 573.761.6272
www.HawthornBancshares.com

Statements made in this press release that suggest Hawthorn Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the Company's quarterly and annual reports filed with the Securities and Exchange Commission.